EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

NEW YORK STOCK EXCHANGE ACCEPTS RELIANCE BY

CONTINENTAL AIRLINES ON AN EXCEPTION TO SHAREHOLDER APPROVAL POLICY FOR ISSUANCE OF STOCK OPTIONS TO EMPLOYEES

Approximately 10 million stock options to be issued in connection with wage and benefit reductions

HOUSTON, TX., March 4, 2005-Continental Airlines, Inc. (NYSE: CAL) today announced that the New York Stock Exchange (NYSE) has accepted the reliance by Continental Airlines on an exception to the NYSE's stockholder approval policy so that the company may issue to its employees stock options for approximately 10 million shares of Continental's common stock in connection with previously announced pay and benefits reductions. In taking this action, the Audit Committee of Continental's Board of Directors determined that the delay necessary in obtaining stockholder approval would seriously jeopardize the financial viability of the company.

On Feb. 28, 2005, Continental announced that it reached tentative agreements on new contracts covering its pilots, flight attendants, mechanics and dispatchers, which are subject to ratification by members of each union group. The results of the ratification process are expected by the end of March 2005.

As an essential condition to securing the necessary wage and benefits cost reductions and as part of its commitment to its employees that their cost reduction contributions represent an investment in their future, Continental will be granting stock options to U.S. based employees that participate in wage and benefits cost reductions. International employees will participate where practical based on foreign laws and regulations. Members of the company's board of directors and its officers will not receive these stock option grants. Each stock option grant will represent the right to acquire shares of Continental common stock at the closing price of the common stock on the NYSE on the date of grant.

Approximately 10 million shares of Continental's Class B common stock will be subject to these stock options, representing approximately 15% of Continental's outstanding shares as of Feb. 25, 2005 (13% on a fully distributed basis). The options will generally become exercisable in three equal installments on the first, second and third anniversaries of the date of grant, and will have a term ranging from six to eight years. The company anticipates that the stock options will be issued by the end of March 2005, subject to ratification of the tentative agreements.

The company expects to achieve approximately $500 million of annual cost savings on a run-rate basis when its agreements with its various work groups are implemented. This excludes the non-cash cost of the employee stock options and accruals for certain non-cash costs or charges relating to items contained in the tentative agreements. Further, the company's ability to achieve certain of the cost reductions will depend on timely and effective implementation of new work rules, actual productivity improvement, implementation of technology and other items, the timing and full impact of which are difficult to estimate at this time.

Continental is mailing a letter to all its stockholders notifying them of the company's intent to issue shares of its common stock in connection with the stock options described above without seeking stockholder approval. The company will not issue stock options until at least ten days after that letter is mailed.

The securities discussed herein have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2003 10-K and its other securities filings, which identify important matters such as the consequences of failing to achieve the $500 million reduction in annual payroll and benefit costs by February 28, 2005, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the tentative agreements will be ratified or, if ratified, that the company will be able to achieve the cost reductions expected as a result of such agreements, which will depend, among other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings estimates are based. Further, there can be no assurance that any or all of the options will be granted, which depends on ratification of tentative collective bargaining agreements relating to a portion of the previously announced wage and benefit cost reductions. Continental undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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